Exhibit 10.8

C23045

Contract No. : [A029158]

Loan Contract

(Applicable to unit customer online working capital revolving loan signed offline)

Borrower: Shenzhen Semidux Technologies Limited

Lender: Bank of Beijing Co., Ltd., Shenzhen Branch

Date: May 05, 2023

In accordance with the Civil Code of the People’s Republic of China and other laws and regulations, the following parties have entered into this contract at the domicile of Bank of Beijing Co., Ltd., Shenzhen Branch (hereinafter referred to as the “Lender” or “Bank of Beijing”) on the date set out on the cover sheet of the Contract on an equal, voluntary and mutual agreement, and hereby undertake to abide by it.

Borrower: Shenzhen Semidux Technologies Limited

Unified Social credit code: *

Business License Number: *

Legal representative/Person in charge: Zhang Shaofen

Mailing address: 18/F, Yuemeite Building, No. 1, South 7th Road, Gaoxin South High-tech Industrial Park, Nanshan District, Shenzhen

Unit 1802

Tel: *

Post Code: 518000	Fax: *
Contact: Zhao Bingfeng	Position: Finance Manager	*
Mobile number: *	E-mail: *

Lender: Bank of Beijing Co., Ltd., Shenzhen Branch

Legal representative/Person in charge: Xu Maomao

Mailing address: T5, China Resources City Xiangxiang Tiandi, No. 9668 Shennan Avenue, Yuehai Street, Nanshan District, Shenzhen

Tel: *

Zip Code: 518000 Fax: *

Part I Contract Conditions Form

A. Associated Contract (fill in when applicable):

This contract is a specific business contract under the Comprehensive Credit Contract numbered [A029151] entered into by the accreditor, Bank of Beijing Co., Ltd., Shenzhen Branch, and the creditors, Shenzhen Semidux Technologies Limited.

B. Loan Amount and Term:

B.1 The currency of the loan hereunder shall be RMB. The total amount of the loan shall be (capital case shall prevail, the same as below) (capital case) ten million Yuan and (lowercase case) 10,000,000.00. The amount of each loan shall be subject to the amount actually issued by Bank of Beijing.

B.2 The term of each loan under this Contract is from the date of withdrawal to May 5, 2024.

B.3 The final maturity date of the Loan shall be the date on which the term of the loan agreed in paragraph B.2 above expires.

C. Contract Interest Rate (annual interest rate, interest calculated by simple interest) (√ in the box indicates the option to apply, × indicates the option not to apply, the same below) :

C.1 If the loan is in RMB, the contract interest rate under this Contract is:

☑ (1) Fixed interest rate, that is, one day before the date of withdrawal ☑ 1-year ☒5 years or more ☒ other [/] (☑ Central Bank LPR ☒ area bank LPR) ☑ plus [105.000000] basis point ☒ minus [/] basis point, the interest rate is not adjusted with the change of the Central bank LPR or the bank LPR.

☒ (2) Floating interest rate, that is, the day before the date of withdrawal, ☒ one year ☒five years or more ☒ other [/] (LPR of the Central Bank) ☒ plus [/] basis point ☒ minus [/] basis point, and floating according to clause 2.4 of this contract, the contract interest rate adjustment frequency is: ☒On the first day of a month ☒ on the day of a month ☒ on the day of a quarter ☒ on the day of a year ☒ on a fixed date of a month (specified date [/] year [/] month [/] day) ☒ on a fixed date of a quarter (specified date [/] year [/] month [/] day) ☒ on a fixed date of a half year (specified date [/] year [/] month [/] month [/] Day) ☒ Every year fixed date (designated date [/] year [/] month [/] day) ☒ immediate adjustment.

C.2 In the case of a foreign currency loan, the HIBOR(for Hong Kong Dollar) or LIBOR(for other foreign currencies) rate (based on the interest rate on the second business day prior to the date of withdrawal) for the term of [/] month shall be fixed by adding not less than [/] basis points, and the increase shall be subject to the fluctuation as agreed in Paragraph 2.4 of this Contract. The details shall be based on the loan document approved by Bank of Beijing.

D. Withdrawal Period, Payment of Loan funds and Account Monitoring:

D.1 The withdrawal period shall be from the date of conclusion of this Contract to May 05, 2024.

D.2 Under this Contract, the Borrower may choose to use the Loan funds through autonomous payment or entrusted payment.

D.3 The Loan funds shall be issued to the Borrower’s following account in Bank of Beijing

*.

(The account can be changed with the consent of Bank of Beijing, but the borrower should select the changed account when initiating the withdrawal application of Bank of Beijing Enterprise Bank APP/ Bank of Beijing Enterprise Online Bank). The borrower shall use the loan funds to make external payments through this account and accept the inspection and supervision of Bank of Beijing.

D.4 The Borrower shall open the account * in the Business Department (name of the Bank of Beijing) of Bank of Beijing, Shenzhen Branch, and the account of the Borrower in the name of Shenzhen Semidux Technologies Limited shall be the Borrower’s fund withdrawal account (the account may be changed with the consent of Bank of Beijing); The Borrower shall regularly (i.e. at the end of each quarter) provide Bank of Beijing with the withdrawal of funds of the account, the account transaction flow and other information, and undertake to cooperate with the supervision and inspection of Bank of Beijing.

D.5 For the above accounts, Bank of Beijing shall inspect, supervise and manage them ☑ this contract ☒ in accordance with the account supervision agreement signed separately by both parties and the agreement hereof.

E. Purpose of the Loan;

For the enterprise to pay for goods and daily operating expenses.

F. Principal Repayment Plan:

The principal repayment plan for each loan under this Contract is: one principal repayment at maturity.

G. Interest Repayment Schedule:

All interest must be paid on the last due date, and interest will be paid in the following installments during the term of the loan:

☑ Pay interest on the fixed day of the month (the 21st of each month).

☒ Interest is paid on the fixed date of the quarter (the 21st of the end of each quarter).

☒ Other: /

☒ (Optional for foreign currency loans only) The interest rate term selected in accordance with paragraph C.2 is paid once per period, and the interest payment date is the next day of the corresponding date of each ending month starting from the withdrawal date (if no date is the end of the month).

M. Guarantee (For other guarantees, please refer to the special agreed column of this Contract or the guarantee document, the specific guarantee document shall prevail):

☒ Guaranty, name of guarantor: /

☒ Pledge Guarantee, Name of pledgor: /

☒ Mortgage guarantee, mortgagor’s name: /

U. Attachments (Notes of Loan and the following attachments form an integral part of this Contract):

W. Enforcing Notarization:

☒ A compulsory notarization shall be completed within/within the date of signing this contract.

☑ The contract does not need to be notarized for compulsory execution.

X. Special Agreements:

In addition to complying with this Contract and its effective amendments and supplements, the Parties shall also comply with the service agreement, articles of association and policies related to the electronic channel of Bank of Beijing and the relevant business rules such as prompts, announcements and notices in connection with the business that the lender announces to the Borrower from time to time through this channel. The foregoing agreement, articles of association, policies and business rules shall apply to the rights and obligations between the lender and the borrower under this Contract.

1. This Contract is entered into by the Parties at No. 7006 Shennan Avenue, Futian District, Shenzhen. All disputes arising under and in connection with this Contract shall be settled through friendly negotiation. If no agreement can be reached through negotiation, the dispute shall be submitted to the people’s court with jurisdiction at the place where this contract is concluded for settlement.

Part II Basic Terms and Conditions of the Contract

1. Definition and interpretation

1.1	In this Contract, unless otherwise expressly stated, the following terms and conditions are defined as follows:

Bank of Beijing Electronic Beam Road (or electronic beam road): refers to the electronic channel provided by Bank of Beijing to customers, through which customers can submit demand instructions to the bank of deposit through the network, so as to realize the service system of Bank of Beijing such as application for withdrawal, inquiry and other business needs. At present, the available electronic channels are the “Little Giant” APP developed by Bank of Beijing, the APP of Bank of Beijing Enterprise Bank and the online banking of Bank of Beijing Enterprise.

This Contract: refers to the whole consisting of the following documents: Terms and conditions of Contract, basic terms of Contract, electronic loan vouchers generated by Bank of Beijing on the public network loan platform, attachments to this Contract and other documents (including but not limited to supplementary agreement, commitment letter, electronic data, etc.) that effectively determine the rights and obligations of both parties under this contract: If there is no difference, the description only refers to the terms and conditions of the contract and the basic terms of the contract.

Central Bank Loan Market quotation Rate (LPR): refers to the basic loan reference rate calculated and published by the National Interbank Lending Center authorized by the People’s Bank of China, which is quoted by a representative quotation bank based on the loan interest rate of the bank to the best customers and formed by the open market operation interest rate plus points; If the National Inter-Bank Lending Center does not publish the LPR of the corresponding term on the day before the date of withdrawal hereof. The LPR of the Central bank published the day before shall prevail, and so on. If the LPR of the Central bank is canceled, the applicable interest rate determined and announced by Bank of Beijing in accordance with law shall prevail.

The Bank’s Loan Market quoted interest rate (LPR): refers to the Bank’s loan market quoted interest rate independently quoted and announced by Bank of Beijing Limited; If Bank of Beijing Co., Ltd. does not publish the Bank’s LPR of the corresponding period one day before the corresponding date as determined by the withdrawal date/adjustment frequency hereof, the Bank’s LPR published on the day before shall prevail, and so on.

LIBOR(HIBOR): Refers to The London(Hong Kong) money market Interbank rate (The London(Hong Kong) published by the relevant pages of authoritative financial telecommunications systems such as REUTERS or BLOOMBERG at around 11 am London(Hong Kong) time Offered Rate), if the above interest rate data does not exist on the current day, the latest data of the previous day shall prevail.

Entrusted payment: means that Bank of Beijing will pay the loan funds through the Borrower’s account to the Borrower’s counterpart meeting the purpose agreed herein according to the Borrower’s withdrawal application and payment authorization.

Independent payment: means that after Bank of Beijing releases the loan funds to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower shall independently pay the loan funds to the Borrower’s counterpart conforming to the purpose agreed herein.

Guarantee document: refers to any guarantee contract, guarantee terms, guarantee letter and other documents and commitments which are established and signed or agreed by the guarantor.

Actual controller: refers to the natural person controlling shareholder of the borrower/guarantor, or a natural person who can effectively control the conduct of the borrower/guarantor through an investment relationship, agreement or other arrangement.

Lost contact: means that Bank of Beijing is unable to get in touch with the relevant party after reasonable efforts according to the contact information set out in the first part of this Contract.

Laws and regulations: refers to the laws, administrative regulations and judicial interpretations of the Supreme People’s Court applicable within the territory of the People’s Republic of China in mainland areas except Hong Kong, Macao and Taiwan.

Financial rules: refers to the rules, regulations and orders of the banking supervisory authority, the People’s Bank of China and the foreign exchange administration.

Working day: refers to any day on which Bank of Beijing handles general public business, excluding statutory holidays and Saturdays and Sundays, but including Saturdays and Sundays when the public should work as temporarily stipulated by the government.

Date: By month means the withdrawal date under this contract is on the corresponding day of each month (if there is no corresponding day refers to the end of the month), by quarter means the withdrawal date under this contract is on the corresponding day of the month at the end of each three months (if there is no corresponding day refers to the end of the month), by year means the withdrawal date under this contract is on the corresponding day of each year (if there is no corresponding day refers to the end of the month of the month).

Fixed date shall mean the last day of the month. The fixed day of each month refers to the corresponding day of each month from the specified date (if there is no corresponding day refers to the end of the month), the fixed day of each quarter refers to the corresponding day of every three months from the specified date (if there is no corresponding day refers to the end of the month), the fixed day of each half year refers to the corresponding day of every six months from the specified date (if there is no corresponding day refers to the end of the month), and the fixed day of each year refers to the corresponding day of every twelve months from the specified date (if there is no corresponding day refers to the end of the month) The day time refers to the last day of the month).

1.2 In any document made under or pursuant to this Contract, the above definitions shall apply unless otherwise expressly stated in such document.

1.3 The order of the terms and conditions in this Contract shall be in accordance with the serial number given in this Contract and shall not be in the natural order of English letters.

2. Loan

2.1 The currency, total amount and term of the loan hereunder are set out in paragraph B of this Contract. The actual amount and date of each withdrawal under this Contract shall be subject to the record of the loan slip approved by Bank of Beijing.

2.2 The Borrower may apply for withdrawal of the loan within the withdrawal period stipulated in Paragraph D of this Contract. The loan that is not withdrawn after the withdrawal period expires shall be automatically canceled and cannot be drawn again. The Borrower shall meet all the following conditions each time it requests to withdraw the loan:

(1) When the guarantee documents mentioned in this Contract have been concluded and come into effect, and the delivery and registration procedures have been completed (that is, registration with the corresponding statutory registration authority according to the types of mortgage of real estate (if any), mortgage of movable property (if any), pledge of rights (if any), etc.), and the guarantor is a legal person or an unincorporated organization, The borrower has provided Bank of Beijing with the internal effective resolution or approval of the guarantor agreeing to provide the guarantee (except for the subject that the guarantee letter issued by the financial institution or the guarantee company provides the guarantee and other laws and regulations require that the internal resolution is not required), if the guarantor is a listed company/the publicly disclosed holding subsidiary/stock of the listed company is traded in other national securities trading venues approved by The State Council The company shall also make public disclosure of the resolution in accordance with laws and regulations;

(2) the Borrower has completed the relevant procedures reasonably required by Bank of Beijing, such as opening an account, and has provided Bank of Beijing with documents and relevant certificates that reasonably explain the specific use of the funds and the arrangement of the flow of the funds, and has found no objection after examination by Bank of Beijing; If this Contract falls under the Comprehensive Credit Contract referred to in Paragraph A, there shall be sufficient amount available to the borrower under the Comprehensive Credit Contract;

(3) The Borrower has successfully registered as an electronic channel user in the electronic channel of Bank of Beijing;

(4) The Borrower has not defaulted under this Contract, and the guarantor has not defaulted under the guarantee documents;

(5) The laws, regulations and financial rules, national credit policies and credit line management requirements in force at that time have not had a material adverse impact on the performance of this Contract by either party, nor prohibited or restricted the issuance or withdrawal of loans hereunder;

(6) Other conditions agreed herein and prescribed by laws, regulations and financial rules.

2.3 After the borrower meets the withdrawal conditions, the borrower shall initiate an irrevocable withdrawal application through the APP of Bank of Beijing Enterprise Bank/Bank of Beijing Enterprise Online Bank from 9:00 am to 20 PM on working days. If the borrower meets the withdrawal conditions, Bank of Beijing will issue the loan after approval by Bank of Beijing. Once the loan is paid to the borrower’s account, it is deemed that the loan has been withdrawn and used by the borrower, and the date of withdrawal of the loan is the date on which the loan interest is calculated on a simple basis at the contract interest rate (interest is calculated daily according to the daily interest rate). If the RMB loan is drawn in installments, the contract interest rate applicable to each withdrawal shall be determined according to the quoted interest rate of the Central Bank Loan market (LPR) or the quoted interest rate of the Bank Loan market (LPR) of the Bank on the day before the date of withdrawal and the addition or subtraction basis points mentioned in paragraph C.1 of this Contract respectively.

If the loan funds are paid by Bank of Beijing, (i) The Borrower shall submit a complete business contract and other relevant transaction information (including but not limited to transaction documents or vouchers clearly defined by the transaction entity with complete signature and standard filling) at least 3 working days in advance (or within such other period as reasonably required by Bank of Beijing), and Bank of Beijing shall have the right to review whether the above information conforms to the conditions hereof before the loan fund is issued; After examination and approval, Bank of Beijing shall pay the loan funds to the borrower’s counterparty through the borrower’s account (without the need for the borrower to provide a separate settlement voucher for the transfer) and make a good record. The time when the loan funds reach the borrower’s counterparty account shall be determined by referring to the arrival time of the exchange settlement method and shall be affected by the opening time of the relevant system. The settlement fee shall be deducted by Bank of Beijing from the borrower’s account one by one or in aggregate according to its applicable charge standard at the time of payment (the borrower may also pay separately in advance); (ii) the Borrower shall be liable for any delay in the payment of the loan or any delay in the payment due to the incomplete, unqualified, untimely or reasonable doubt of the information submitted by the Borrower; (iii) Due to the abnormal account status of the Borrower, incomplete and accurate account information of the counterpart provided by the Borrower or abnormal account status, inter-bank payment system or clearing system, or other reasons not attributable to Bank of Beijing, the payment fails to be paid in time after reaching the Borrower’s account or the Borrower’s counterpart account, The adverse consequences such as settlement fees, loan interest and other losses and delays arising therefrom shall be borne by the Borrower, provided that Bank of Beijing shall use reasonable efforts to proceed with the formalities of payment to the Borrower’s counterpart account, or remain in the Borrower’s account/pending account and notify the Borrower to go through the relevant formalities.

If the loan funds hereunder are used in the mode of independent payment, the Borrower shall, as required by Bank of Beijing, provide a plan for the use of loan funds in a timely manner, and report the payment status to Bank of Beijing within 10 days at the beginning of each month after the loan is issued. Bank of Beijing shall have the right to verify whether the payment of the loan funds is in conformity with the provisions hereof by means of account analysis, inspection of the fund transfer voucher or on-site investigation, and the Borrower shall cooperate.

If the loan funds are entrusted to Bank of Beijing or need to be monitored and used by Bank of Beijing, before the debts under this Contract are fully repaid, Bank of Beijing shall have the right to monitor the relevant accounts and the use of funds in the accounts by refusing to sell checks, not to handle general deposit and withdrawal, not to open telephone banking, etc.

In the process of loan payment, if Bank of Beijing determines that the borrower’s credit status has declined, the profitability of the main business is not strong or the use of the loan funds is abnormal, Bank of Beijing has the right to request a change in the use of the loan funds, and the borrower shall accept and cooperate.

2.4 If the contract interest rate of the loan under this Contract is a floating interest rate or the loan is a foreign currency loan, the specific adjustment method of the interest rate is as follows: (i) For RMB loans with floating interest rate, In accordance with the adjustment frequency stipulated in paragraph C.1 hereof, the market quoted interest rate of the Central Bank Loan (LPR of the Central Bank) or the market quoted interest rate of the Bank’s loan (LPR of the Bank) and the basis points (1 basis point is 0.01%) mentioned in paragraph C.1 shall be automatically adjusted on the corresponding date respectively, and the interest shall be calculated in stages; (ii) For foreign currency loans, The contract interest rate applicable for each interest bearing period (counting the beginning but not the end) shall be the LIBOR(HIBOR) rate (annual interest rate expressed as a percentage) of the corresponding currency and maturity for the second business day preceding the commencement date of the interest bearing period, plus the additional basis point value (1 basis point is 0.01%) agreed in paragraph C.2 of this Contract; The above automatic adjustment shall not be deemed as modification of this Contract. When the contract interest rate is converted from the annual interest rate to the daily interest rate, the interest rate of Hong Kong Dollar is calculated on the basis of 365 days a year, and the interest rate of RMB and other foreign currencies is calculated on the basis of 360 days a year.

2.5 The Borrower warrants that the loan will be used for the purposes mentioned in Paragraph E hereof and that the above-mentioned purposes are not in violation of laws, regulations and financial rules; The Borrower undertakes not to use the loan for investment in fixed assets, equity, real estate, etc., for fields and purposes prohibited by the state to produce and operate, or for other projects or businesses prohibited by laws, regulations or financial rules to use commercial bank loans. If the borrower needs to change the purpose of the loan, it shall obtain the written consent of Bank of Beijing in advance. The Borrower warrants that the transaction materials, counterpart information and other information provided by it to Bank of Beijing are true, accurate, complete, legal and valid and conform to the purposes agreed herein.

2.6 The Borrower shall repay the principal of the loan in accordance with paragraph F hereof, and pay the loan interest in accordance with paragraph G hereof on a regular basis; Each interest payment date (inclusive) to the next interest payment date (exclusive) shall be an interest bearing period (the first interest bearing period shall start from the date of withdrawal and the last interest bearing period shall end on the date of principal maturity); All interest accrued by the principal of each loan shall be settled at the time of repayment, and all principal, interest and other payments payable shall be settled at the last maturity date. In case of non-working days, the borrower shall deposit the full amount in the account in advance for Bank of Beijing to deduct and collect on the same day or on the first working day thereafter. During the extended period, interest shall still be charged at simple interest at the contracted interest rate.

2.7 In order to repay the relevant amounts payable in a timely manner, the Borrower shall open and maintain the relevant accounts agreed herein in Bank of Beijing (if the account is changed, the Contract shall continue to apply after the change), and deposit the amount payable in full into the agreed account in time for collection by Bank of Beijing. The borrower may also transfer funds directly to Bank of Beijing for repayment and shall promptly notify Bank of Beijing of the loan business number corresponding to the loan to be repaid. Bank of Beijing may deduct the amount due and payable by the Borrower from the account opened by the Borrower in the system of Bank of Beijing Co., LTD., and inform the Borrower in a statement or other form after the withholding.

2.8 The Loan under this Contract is a revolving loan, that is, after the relevant debts have been fully repaid until the due date of the withdrawal period, the Borrower can apply for withdrawal and use again according to the terms and conditions hereof within the scope that the principal balance of the loan does not exceed the total amount stipulated in paragraph B.1 hereof. There is no limit to the number of cycles allowed during the withdrawal period.

2.9 The bank accounting voucher generated internally by Bank of Beijing shall be the effective evidence of the loan issuance and principal and interest repayment under this Contract, unless there is solid and sufficient evidence to the contrary.

3. Repayment in advance and extension of term

3.1 After the loan is issued, the borrower may apply for prepayment, which is partial prepayment and full prepayment. The borrower shall initiate an irrevocable application for early repayment through the APP of Bank of Beijing Enterprise Bank/Bank of Beijing Enterprise Online Bank from 9:00 am to 20 PM on working days. If the borrower chooses to repay part of the loan in advance, the borrower shall repay the principal on the date of early repayment upon the approval of Bank of Beijing. The corresponding interest arising from the repayment of the principal in advance shall still be repaid on the interest payable date as stipulated in this contract; If the Borrower chooses to repay the loan in full in advance, the borrower shall settle all the loan principal, interest and other payments payable (if any) on the early repayment date after being examined and approved by Bank of Beijing. If the Borrower repays the loan in advance, it shall initiate the repayment in its online banking system and other electronic channels as required by Bank of Beijing, or submit a written application to Bank of Beijing with the written consent of Bank of Beijing, and make the repayment in advance outside the electronic channels as instructed by Bank of Beijing.

3.2 If the Borrower needs to extend the term, it shall submit a written application for the extension to Bank of Beijing at least 30 days before the due date, explain the reasons for the extension and make the repayment fund arrangement after the extension. After the approval of Bank of Beijing and the relevant conditions required by Bank of Beijing are met, the two parties shall sign the extension agreement and go through the extension procedures in accordance with the agreement. If Bank of Beijing does not agree to the extension or both parties fail to sign the extension agreement, the Borrower shall still repay the loan within the time limit agreed herein.

3.3 During the term of the loan, Bank of Beijing shall have the right to require the borrower to repay the loan in advance based on the borrower’s fund withdrawal situation (including but not limited to the early withdrawal of the fund intended by the borrower for repayment, the availability of the borrower’s liquidity sufficient to meet the normal demand for funds after the early repayment, etc.); After Bank of Beijing’s notice of early repayment is delivered to the Borrower, the relevant principal and interest of the loan shall become due on the early repayment date designated by Bank of Beijing, and the Borrower shall repay the loan in time as required.

4. Promises and warranties

4.1 Both Parties promise to and warrant each other that: (1) the Party has the qualification and ability to enter into and perform this Contract, and the person who signs this Contract on behalf of the Party has been fully authorized to enter into this Contract on behalf of the Party; (2) The conclusion and performance of this Contract shall not violate its articles of Association and other organizational documents, laws, regulations, financial rules and other legal documents to be complied with by the Party, and it has obtained any necessary internal and external authorization, licensing and filing procedures to ensure that this Contract is legally binding on the Party and enforceable according to law.

4.2 The Borrower undertakes and warrants to perform the following obligations before the completion of performance hereof:

(1) The Borrower has always been a legal entity established in accordance with the law and maintained legal existence, has completed the annual inspection (if necessary) and other legal procedures in a timely manner, has a good credit standing and has no major bad record, and will truthfully and completely provide Bank of Beijing with its financial and business status and other important information related to the Contract before signing the Contract and each time before applying for withdrawal;

(2) Having sufficient and legal sources of repayment that match the repayment plan, and having sufficient solvency:

(3) the production and operation are lawful and compliant, comply with and meet the environmental protection standards and requirements, tax payment provisions and other provisions stipulated by laws and regulations and other normative documents, and obtain the necessary approvals and licensing documents in a timely and lawful manner;

(4) To provide complete, true and effective materials to Bank of Beijing in a timely manner. Accept and actively cooperate with Bank of Beijing’s inspection and supervision of its financial status, operating status, payment and use of the loans hereunder, including but not limited to: (i) reasonably state the capital flow of each loan hereunder as required by Bank of Beijing and provide relevant payment vouchers and payment basis to prove compliance with the Contract; (ii) provide Bank of Beijing with its audited complete financial statements (including notes) and audit report for the previous year before the end of April each year; And provide Bank of Beijing with copies of its balance sheet, profit and loss statement, cash flow statement and other financial statements as at the end of the previous quarter in the first month of each quarter (in case of audited semi-annual or quarterly financial statements, audited complete statements and audited reports thereof), and (iii) other materials and information as reasonably required by Bank of Beijing;

(5) Abide by the principle of good faith and good faith, and all telex information, financial statements and other information provided to Bank of Beijing are true, accurate, complete, legal and valid, without any fraud, material omission or material misdirection;

(6) The Borrower shall notify Bank of Beijing in writing at least 30 days in advance and obtain the written consent of Bank of Beijing in case of merger, division, reduction of registered capital, application for business closure/take-over/dissolution/bankruptcy, or other major matters affecting the survival or continued operations of the applicant, or equity transfer, foreign investment, substantial increase in debt financing, etc.; If a third party applies or an administrative/judicial authority orders the Borrower to suspend business for reorganization/takeover/dissolution/bankruptcy, or suspend or cancel the Borrower’s main business or major business license, the Borrower shall notify Bank of Beijing in writing as soon as possible (no more than 3 working days at the latest) after receiving the notice, and take timely measures to remedy the situation;

(7) The Borrower shall notify Bank of Beijing in writing as soon as possible (no more than 5 working days at the latest) when it changes the business registration/filing matters, actual controller, top ten shareholders, directors, financial officer or contact address;

(8) where the Borrower provides a guarantee (or a similar arrangement with guarantee effect such as debt undertaking) to a third party, or enters into a partnership/contract operation with a third party, waives major creditor’s rights, acquisitions and reorganizations, transfers of main business or similar major transactions that may reduce the borrower’s solvency, or there are major adverse events affecting its solvency, The Borrower shall promptly notify Bank of Beijing in writing and obtain the prior written consent of Bank of Beijing, except that the above-mentioned matters do not have a material adverse effect on the Borrower’s ability to perform this Contract and the total amount of the above-mentioned material transactions or the total amount of the guarantee does not exceed 30% of the Borrower’s total assets and 50% of its net assets;

(9) The Borrower shall promptly notify Bank of Beijing in writing of related party transactions whose total amount reaches or exceeds 10% of its net assets (related parties and related party transactions shall be subject to PRC accounting standards or international accounting standards applicable to the Borrower according to law), including: The related relationship of the parties to the transaction, the items and nature of the transaction, the amount or corresponding proportion of the transaction, the pricing policy (including transactions with no amount or only a nominal amount), etc. And the borrower shall not have any related party transaction or any other improper transaction such as withdrawal of registered capital, fictitious transaction to obtain bank funds or credit, transfer of assets or other means to evade debts, seriously impair its solvency, or money laundering;

(10) The Borrower shall always keep the relevant financial indicators (calculated according to the Chinese accounting standards or international accounting standards legally applicable to the Borrower) within the scope of relevant laws and regulations, financial rules and requirements of Bank of Beijing;

(11) When the net profit after tax of the fiscal year is zero or negative or not enough to make up the accumulated losses of the previous fiscal year, or the pre-tax profit is not enough to repay the principal and interest of the loan due in the next installment, dividends and bonuses shall not be distributed to the shareholders in any form;

(12) The Borrower shall, at the latest before the date of the first withdrawal, provide the guarantee agreed in this contract to Bank of Beijing, as detailed in the guarantee document. The Borrower warrants that the pledge rate and mortgage rate under the guarantee document shall be maintained within the scope agreed in the guarantee document (if any); The Borrower undertakes to fully understand and accept the terms and contents of the relevant guarantee documents, and guarantees that all guarantees provided to Bank of Beijing based on the relevant guarantee documents are legal, effective and enforceable in accordance with law.

5. Taxes

The amount under this contract is tax inclusive, and the relevant tax rates shall be subject to laws and regulations. The Borrower and Bank of Beijing shall respectively bear the stamp duty, taxes and administrative fees imposed by the government or institutions exercising administrative functions under this Contract. Notarial fees, guarantee fees, insurance fees, evaluation fees and other expenses (if any) shall be borne in accordance with laws and regulations; If there is no provision in laws and regulations, both parties shall negotiate.

6. Breach of contract and remedies

6.1 Any one or more of the following circumstances shall constitute the Borrower’s event of default:

(1) The Borrower fails to use the loan for the purposes agreed herein, or fails to use or pay the loan funds in the manner agreed herein (or circumvents the express agreement herein regarding the entrusted payment by Bank of Beijing by breaking up the whole into pieces), or fails to pay the interest, principal or other payable amounts in full on time;

(2) The Borrower breaches any of the “covenants and warranties” in Article 4 hereof;

(3) the information in the documents or material statements relating to the Borrower’s application for the loan or application for withdrawal is proved to be untrue or fraudulent, materially omitted or materially misleading, or the Borrower fails (or expressly expresses or acts that it will not) fully and properly perform its undertakings, warranties, obligations or responsibilities under this Contract;

(4) the failure of any of the guarantors to fully and properly perform any of their undertakings, warranties, obligations or liabilities under the Security documents, or any other event of default under the Security documents, or the collateral/pledge, if any, is damaged, lost, transferred in title, retained by any other third party, seized/frozen/seized or enforced, Or the establishment of a right of residence in the mortgaged property (if any) without the prior written consent of Bank of Beijing, or the security document or the security interest of Bank of Beijing is found invalid, revoked or discharged without the prior written consent of Bank of Beijing;

(5) the borrower fails to perform any major credit financing, guarantee, compensation or other debt repayment obligations when they expire, or is suspended or canceled of the business license of its main business or major business, or enters into procedures such as business suspension for rectification/takeover/dissolution/declaration of bankruptcy;

(6) Significant adverse changes in the Borrower’s financial or business status, or bad credit record, or decline in credit status, or disputes or administrative penalties that have a significant adverse impact on its solvency or performance of this Contract, or other circumstances that have a serious adverse impact on the creditor’s rights or security interests of Bank of Beijing;

(7) the legal representative/person in charge/actual controller of the borrower/guarantor, etc., is lost.

6.2 If the Borrower fails to repay any loan principal due and payable in full on time (including the loan principal which is declared to be due in whole or in part ahead of schedule by Bank of Beijing) and other payable amounts, it shall pay a daily additional penalty interest on the loan principal and other payable amounts in arrears, which shall be increased by 50% (overdue penalty interest rate) according to the contract interest rate applicable for the same period. Compound interest shall be calculated in accordance with the overdue penalty interest rate agreed herein until the principal and interest are repaid; If the borrower uses the loan for purposes not conforming to provisions hereof or in violation of laws, regulations or financial rules, it shall immediately repay the aforesaid loan principal and interest, and shall pay the penalty interest on a daily basis according to the applicable contract interest rate of 100%(misappropriating penalty interest rate) of the loan principal during the period when the loan principal is not used according to the purposes stipulated herein. Compound interest shall be calculated in accordance with the penalty interest rate for misappropriation agreed herein until repayment is made. If the loan is used in breach of contract and is overdue, the penalty interest and compound interest shall be calculated according to the penalty interest rate of misappropriation. The calculation and collection of penalty interest and compound interest as agreed above shall not affect other breach relief rights enjoyed by Bank of Beijing.

6.3 If the Borrower defaults, Bank of Beijing shall have the right to exercise the right of relief for breach of contract in accordance with the provisions of this Contract and/or laws, regulations and financial rules. Including but not limited to demanding rectification of default, changing the use or payment method of loan funds, stopping loan issuance, calculating penalty interest and compound interest, exercising security interests and liens according to law, declaring all or part of the debts hereunder immediately due, announcing collection, demanding compensation for losses and demanding reimbursement of expenses incurred by Bank of Beijing in realizing the claims and security interests (including but not limited to lawsuits) Litigation/arbitration costs, disposal costs such as evaluation/appraisal/auction, lawyers’ fees, investigation and evidence collection costs, travel expenses and other reasonable expenses), etc.

6.4 If the currency of the money recovered by Bank of Beijing in the exercise of the right is different from the currency in which the borrower owes the payment, the exchange rate published by Bank of Beijing shall be used to repay the creditor’s rights of Bank of Beijing after the exchange rate of the Bank’s selling of the currency owed and the currency of the Bank’s buying of the currency for return shall be converted. The borrower shall bear the exchange rate losses and exchange expenses arising therefrom and the borrower shall be obliged to cooperate in the exchange procedures.

6.5 The amount recovered by Bank of Beijing in the exercise of its rights shall be paid off in the following order: (1) expenses for the realization of the rights and security interests and other expenses borne by the Borrower, (2) damages, compensation and liquidated damages, (3) penalty interest and compound interest, (4) loan interest, (5) principal, and (6) other amounts payable; However, Bank of Beijing may change the aforesaid order of repayment. If the borrower has more than one amount due for repayment, the order of repayment determined by Bank of Beijing shall prevail.

6.6 If either party suffers from force majeure and provides the other party with the certificate of competent authority within 5 working days after the occurrence of force majeure, such Party may be released from the corresponding liability for breach of contract according to law. However, for avoidance of doubt, both parties confirm that the Borrower may be released from the corresponding liability for breach of contract according to law after the occurrence of force majeure. However, the borrower shall still be obliged to repay the principal of the loan already drawn, the interest of the loan calculated in the form of single interest according to the contract interest rate, and the expenses for realizing the creditor’s rights and security interests.

7. Enforce notarization

7.1 If Paragraph W of this Contract requires compulsory notarization. The Borrower shall, within the time limit agreed herein, go to a notary institution approved by Bank of Beijing for notarization. Both parties agree to notarize the creditor’s rights documents with the effect of enforcement of this contract, and both parties are fully clear about the meaning, content, procedure and effect of the notarization of the creditor’s rights documents with the effect of enforcement. Both parties agree that this Contract shall be enforceable upon notarization. If Bank of Beijing’s rights and interests under this Contract or/and the guarantee documents are not fully realized in time, the Parties agree that this Contract shall be enforceable. Or if the borrower/guarantor defaults under this Contract or/and guarantee documents, Bank of Beijing shall have the right to directly apply for the execution certificate based on this Contract or/and guarantee documents, the Borrower’s performance records and notarial documents issued by Bank of Beijing, and apply to the people’s court with jurisdiction for enforcement, so as to realize Bank of Beijing’s rights and interests under this Contract or/and guarantee documents. The Borrower hereby undertakes to voluntarily waive the right of defense and voluntarily and unconditionally accept the enforcement.

7.2 The Parties hereto agree that the notary office shall have the right to verify whether the Borrower has fulfilled its debts to Bank of Beijing on time and in full by any verification means such as mail, telephone, fax, E-mail, etc. The notary Office shall have the right to verify the information to the Borrower according to the contact name, reserved contact number, reserved fax, reserved correspondence address and reserved email as agreed herein. The Borrower agrees that the notary institution may issue the execution certificate according to the certifying materials provided by Bank of Beijing in the following circumstances: (1) If the notary institution notifies the Borrower of the reserved contact person according to the contact information agreed herein, but still fails to get in touch; (2) The Borrower has objections to the certification materials provided by Bank of Beijing, but fails to provide the contrary evidence or the contrary evidence provided is insufficient within three days after receiving the notice of the notary; (3) The borrower has no objection to the certifying materials provided by Bank of Beijing.

8. Applicable law and dispute resolution

8.1 This Contract shall be governed by the laws and regulations of the People’s Republic of China; All disputes arising under and in connection with this Contract shall be settled through friendly negotiation. If no agreement can be reached through negotiation, the dispute shall be submitted to the people’s court at the place where this Contract is signed for settlement.

8.2 Where there is a clear written agreement in the guarantee document on the application of law and dispute resolution under the guarantee document and Bank of Beijing only brings a lawsuit against the guarantor, such agreement shall prevail. If there is no written agreement, the written agreement is unclear, the agreement is invalid/revoked according to law, or if Bank of Beijing brings a lawsuit against the borrower and the guarantor together, the agreement hereof shall apply.

9. Transfer

Any transfer by the Borrower of any of its rights, obligations or liabilities under this Contract to other parties or the creation of security or trust in respect of its rights shall be subject to the prior written consent of Bank of Beijing. Bank of Beijing shall have the right to unilaterally transfer its rights and interests under this Contract and related guarantee documents to other parties, investment assets used as trusts, etc., create guarantees and/or establish trusts, securitization of assets, etc., without obtaining the consent of the Borrower, and may notify the Borrower by issuing an announcement (which shall not be deemed to be a breach of confidentiality obligation) or sending a written notice. The Borrower shall continue to be liable to Bank of Beijing and its transferees and beneficiaries in accordance with the provisions of this Contract.

10. Supplementary Provisions

10.1 This Contract is a specific business contract under Associated Contract (if any) mentioned in paragraph A of this Contract. Anything not stipulated herein shall be governed by the provisions of the related Contract. Any inconsistency between the two shall prevail. In the event of any inconsistency between the special provisions in paragraph X of this Contract and other provisions in the body of this Contract, the special provisions in this subparagraph shall prevail. Unless otherwise expressly agreed in writing, in the event of any inconsistency between the annex and the text of this Contract, the text of this Contract shall prevail.

10.2 Notices or documents issued by either party under this Contract: (i) the date on which the notified party or its legal representative, responsible person, actual controller, major shareholder or receiving agent signs and receives the notice is the date of service; (ii) If the mail is delivered by express post or registered mail in the same city (including urban and suburban areas), the date of service is the 3rd day after the mail is sent. (iii) If the mail is sent by other means, the date of service shall be the 7th day after the date of Posting; (iv) If the mail is sent by fax, short message, email or other electronic means, the date of service shall be the date on which the relevant information enters into the fax, mobile phone number, telephone number, email or other electronic systems agreed in the first part of this Contract; Or the date on which the sender receives such information and fails to enter the said electronic system information shall be deemed as the date of service; If the date of service determined in accordance with the above agreement is inconsistent with the date actually received by the notified party or the date officially signed for receipt, the earliest of these dates shall prevail. However, for avoidance of doubt, both parties confirm that the documents required by Bank of Beijing to be delivered in person by the Borrower shall be delivered directly to the person authorized by Bank of Beijing, and Bank of Beijing shall have the right to deliver the notice or documents to the borrower through official announcements and other means (including but not limited to the official website, online banking, mobile banking, electronic channels, official WeChat public account, etc.). The date of release or dispatch shall be deemed as the date of service. Either party shall promptly notify the other party in writing of any change of its contact information, otherwise the other party shall still have the right to regard the contact information before the change as valid.

10.3 The Borrower hereby irrevocably undertakes that its contact person, mailing address, postal code, telephone number, fax, E-mail and other contact information listed in the first paragraph of this Contract shall be valid contact information (including but not limited to receiving various notices, agreements and other documents, as well as relevant documents and legal documents in case of disputes arising out of this contract). At the same time, it shall receive the relevant documents and legal documents in the trial procedures such as the first instance, the second instance and the retrial after the dispute is entered into arbitration or civil proceedings, as well as in the execution procedures. The Borrower agrees that the people’s court, arbitration institution, notarial institution, etc., may directly use the above contact information as the valid legal documents and notarial documents service address confirmed by the borrower. The relevant notices, documents, legal documents, notarial documents, etc. may be served in the manner stipulated in Paragraph 10.2 of this Contract. The Borrower shall notify Bank of Beijing in writing at least 3 working days in advance of the change of its service address. In the event of the change of service address during arbitration or civil proceedings, the Borrower shall provide notice of the change of address to the notary, arbitration institution or court. If the Borrower fails to perform the notification obligation in the foregoing manner, the address for service specified and confirmed by the Borrower in the first paragraph of this Contract shall still be regarded as the effective address for service. Where the address for service provided or confirmed by the Borrower is inaccurate, the Borrower fails to notify Bank of Beijing, notarial institution, court or arbitration institution in writing 3 working days prior to the change of the address for service, or the Borrower or its designated collection agent refuses to sign for receipt, etc., If the notice of service or relevant legal documents sent by Bank of Beijing, the People’s Court, the arbitration institution, the notary institution, etc. by mail cannot be served or cannot be actually received by the borrower, the date of service shall be deemed as the date of service if the date of service determined in accordance with the agreement is inconsistent with the date actually received by the parties or the date of formal receipt. The earliest of these dates shall prevail; In the case of direct service, the date on which the deliverer indicates the situation on the notice of service on the spot shall be deemed as the date of service. If the obligation of notification of change of address for service is fulfilled, the changed address for service shall be the effective address for service. For the address of service confirmed by the Borrower in the first paragraph of this Contract, the court or arbitration institution may serve the service by direct mail. Even if the parties fail to directly receive the documents sent by the court or arbitration institution by post, the documents shall be deemed to have been served due to the foregoing provisions. The Borrower shall bear all the legal consequences that may occur from the date of service or deemed service if it accepts the letter sent by Bank of Beijing, the legal document sent by the people’s court or the arbitration institution or the notarial document sent by the notary institution by any means of service or in any document format, regardless of whether it is actually directly received by the Borrower; At the time of signing this Contract, the Borrower has accurately understood and understood the agreed matters concerning the service address, and is willing to bear the legal consequences caused by the service of the people’s court, arbitration institution and notary institution to the above service address, recipient and collection agent. The Borrower will not object to any terms related to the service on any grounds such as major misunderstanding or manifestly unfair.

10.4 The Borrower agrees and authorizes Bank of Beijing Limited and its branches to have the right to provide financial products and services to the Borrower. Through the Basic database of Personal Credit Information of the People’s Bank of China, the Basic database of Enterprise Credit Information of the People’s Bank of China, other information databases legally established with the approval of competent government departments, and suitably qualified institutions or units (including but not limited to public security organs, courts, industrial and commercial authorities, property rights registration authorities, regulatory agencies, can provide real estate/provident fund/social security/tax / relevant agencies of credit data, etc.) collect, query, understand, analyze, print, save and use borrower credit, loans, loan related transactions, guarantees, guaranteed property (including but not limited to mortgage, pledge, etc.) and other assets, provident fund deposit, social security deposit, tax payment, consumption and liabilities related credit status, seizure and other judicial measures, illegal removal Use administrative penalty information and other information related to loans, etc. Bank of Beijing Company Limited and its branches shall have the right to enter the above-mentioned information they have learned and the situation and information provided by other borrowers into the above-mentioned database and information base. For the inquiry and use by appropriately qualified institutions or units (including but not limited to credit investigation agencies, public security organs, courts, industrial and commercial authorities, property rights registration authorities, regulatory agencies, and relevant institutions that can provide real estate/provident fund/social security/tax/credit data, etc.)/ individuals.

At the same time, Bank of Beijing Limited and its branches have the right to transfer the rights and interests of Bank of Beijing Limited and its branches under the business with the borrower to other parties, as investment assets such as trusts, set up guarantees or trusts, engage in asset securitization, financial service outsourcing, arrears collection, etc. To provide to a third party the above information of the borrower and the information and information provided by other borrowers that Bank of Beijing Company Limited and its branches have come to know; And shall have the right to provide the relevant information to the relevant supervisory, judicial and administrative departments in accordance with laws, regulations and regulatory requirements.

10.5 Unless otherwise agreed herein, either party shall keep confidential the trade secrets of the other party obtained during the conclusion and performance of the Contract and other undisclosed information expressly requested by the other party before the confidentiality of the said information is lost, and shall not publicly disclose or disclose it to any third party without the written permission of the other party. However, if either party discloses the information in accordance with the provisions of relevant laws and regulations or the requirements of the competent authority or regulatory authority or its listed exchange, or if it is reasonably disclosed to the auditors, financial advisers, legal advisers or other intermediaries of the other party on the date hereof (the Party shall require the above-mentioned institutions and persons to assume the confidentiality obligation), it shall not be deemed to have breached the confidentiality obligation.

10.6 The validity of this Contract is independent of the security documents, associated contracts (if any) and any contracts/agreements/commitments, and shall not be affected by the validity and enforceability of the said documents. If any provision or content of this Contract is revoked or deemed invalid in accordance with law, the validity of other provisions and content shall not be affected and shall remain in force and effect. Failure of a party to exercise its pastoral rights shall not be deemed to be a waiver of such rights or a license for such breach.

10.7 This Contract shall come into force upon being signed by the legal representatives/responsible persons/authorized representatives of both parties and affixed with the official seal of the company (or the special seal for contract recognized by the documents affixed with the official seal). This Contract is made in three originals (if notarization or guarantee registration is required, the corresponding number of originals shall be signed). Bank of Beijing shall hold two originals and the Borrower shall hold one originals. Each original shall have the same legal effect. If there is a guarantor, the Borrower shall be responsible for providing a copy of this Contract to the guarantor, but the Borrower’s failure to do so will not adversely affect the claims and security interests of Bank of Beijing.

The Borrower hereby confirms that it has reviewed this Contract in its entirety, that Bank of Beijing has brought to its attention the provisions relating to limitation of liability or rights and has fully explained and explained this Contract; After negotiation and discussion with Bank of Beijing, the Borrower has fully understood and agreed to all contents hereof, including the contract conditions, basic terms and attachments, and has a clear, accurate and comprehensive understanding of the rights and obligations of both parties without any doubt or objection.

(The following text is not included)

Parties hereby sign below:

Borrower (seal): /s/ Shenzhen Semidux Technologies Limited

Legal representative/Person in charge: /s/ Zhang Shaofen

Or authorized representative (signature):

Bank of Beijing (seal): /s/ Bank of Beijing Co., Ltd., Shenzhen Branch

Legal representative/Person in charge: /s/ Xu Maomao

Or authorized representative(signature):